Exhibit 5.4

[Simpson Thacher & Bartlett LLP Letterhead]

May 9, 2008

Hovnanian Enterprises, Inc.

110 West Front Street

P.O. Box 500

Red Bank, New Jersey 07701

Ladies and Gentlemen:

We have acted as counsel to Hovnanian Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company, and certain subsidiaries of the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of Class A Common Stock of the Company, par value $.01 per share (“Common Stock”) and certain other securities (collectively, the “Securities”).  The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus and pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $500,000,000. Pursuant to Rule 415 under the Act, up to 16,100,000 shares of Common Stock (the “Shares”) are being offered and sold by the Company pursuant to the prospectus dated June 28, 2005, as supplemented by the prospectus supplement dated May 8, 2008 (the “Prospectus Supplement”) filed by the Company with the Commission pursuant to Rule 424(b) under the Act, and an Underwriting Agreement, dated May 8, 2008, with the underwriters named therein (the “Underwriting Agreement”).

We have examined the Registration Statement, the Underwriting Agreement, and a form of the share certificate.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized, and, upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law

(including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP